Exhibit 99.1

REVISED FEE SCHEDULE

THIS REVISED FEE SCHEDULE, effective as of January 1, 2015, amends, supersedes and replaces all previous fee schedules, including in particular those labelled as Appendix C, in that certain Amended and Restated Service Agreement (the "Agreement"), dated as of June 28, 2013, entered into by and between Comenity Servicing LLC ("Servicer"), a Texas limited liability company with its principal place of business at 3100 Easton Square Place, Columbus, Ohio 43219, and Comenity Bank (the "Bank"), a Delaware state bank with its principal place of business at One Righter Parkway, Suite 100, Wilmington, DE 19803.

No changes other than this Revised Fee Schedule are made to the Agreement.  The Agreement, with this revised Fee Schedule incorporated therein, shall remain in full force and effect.

Comenity Servicing LLC

By:	/s/ Salllie Komitor
Name:	Sallie Komitor
Title:	President, Chief Customer Officer

Comenity Bank

By:	/s/ John J. Coane
Name:	John J. Coane
Title:	President

February 25, 2015

APPENDIX C

FEE SCHEDULE - 2015

1.	Servicer reserves the right to pass through any and all expenses as described in Appendix D to Bank, without markup, and Bank shall reimburse Servicer therefor.

2.
Bank shall be responsible for all sales, use or excise taxes levied on accounts payable by Bank to Servicer under the Agreement, excluding taxes based upon Servicer's income, employment of personnel or taxes from which Bank is exempt, provided Bank provides Servicer written evidence of such exemption.  Undisputed payments shall be made by Bank to Servicer within thirty (30) calendar days after Bank's receipt of Servicer's invoice.

3.
Bank agrees to pay Servicer monthly the fees in the amounts listed below.  For purposes of this fee schedule, the amounts are calculated by adding the total cost plus an eight percent (8%) mark-up, which the parties have agreed (based upon an independent third party study) is within the reasonable markup range which would be charged by an independent or arm's length party for the services provided.

Month	Fee
January	$ 57,574,000
February	$ 50,515,000
March	$ 53,592,000
April	$ 49,984,000
May	$ 48,678,000
June	$ 50,189,000
July	$ 51,348,000
August	$ 48,258,000
September	$ 49,776,000
October	$ 58,033,000
November	$ 57,123,000
December	$ 61,480,000

4.
Each quarter, Servicer will conduct an analysis of the actual servicing costs incurred by the Bank, based on Bank's actual business volume, and an adjustment will be reflected in the servicing costs charged to the Bank in the month subsequent to each calendar quarter.

The parties will meet at least annually to review Servicer's budgeted costs for the year associated with the Services described herein, based on estimated annual volumes supplied by Bank to determine the monthly service fee.  Based on that review, the Bank will use its reasonable business judgment in determining whether (and if so, how much) to adjust the monthly charge.  Such adjustments shall be documented in writing executed by both parties, which writing need not be in the form of a formal amendment to this Agreement.

Appendix C-1